EXHIBIT 5.1

July 14, 2026

Banzai International, Inc.

435 Ericksen Ave, Suite 250

Bainbridge Island, Washington 98110

Ladies and Gentlemen:

We have acted as United States securities counsel to Banzai International, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of 327,273 shares of its common stock, par value $0.0001 per share (“Common Stock”), having an aggregate offering price of up to $0.9 million (the “Primary Shares”) pursuant to the Registration Statement on Form S-3 (File No. 333-288908) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated July 13, 2026 filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act (together with the Base Prospectus, the “Prospectus”). At the option of the underwriter, up to an additional 36,364 shares of the Company’s Common Stock (the “Option Shares,” together with the Primary Shares, the “Shares”), may be sold pursuant to the Prospectus. The Shares are to be sold by the Company under that certain Underwriting Agreement, dated July 13, 2026, between the Company and Aegis Capital Corp. (the “Underwriting Agreement”), as described in the Prospectus.

In arriving at the opinion expressed below, we have examined and relied on the following documents:

(1)	the Certificate of Incorporation of the Company, and all amendments to date and the current Bylaws of the Company;

(2)	the resolutions adopted by the board of directors of the Company;

(3)	the Registration Statement, including the prospectuses contained therein and exhibits thereto;
(4)	the Prospectus; and
(5)	the Underwriting Agreement.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers, and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the accuracy and completeness of each document submitted to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Company are actually serving in such capacity, that the representations of officers and employees of the Company are correct as to questions of fact and that each party to the documents we have examined or relied on (other than the Company) has the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, of the execution and delivery by such parties of such documents, and the validity and binding effect thereon on such parties. We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware, as currently in effect. We are not opining on, and we assume no responsibility for, the applicability or effect on any of the matters covered herein of: (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any country, municipality, or other political subdivision or local government agency or authority. The opinions set forth below are rendered as of the date of this opinion letter. We assume no obligation to update or supplement such opinions to reflect any change of law or fact that may occur.

Based upon and subject to the foregoing, we are of the opinion that,

1.
when the Shares have been issued and paid for in accordance with the terms and conditions of the Underwriting Agreement and as provided in the Registration Statement and the Prospectus, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit in the Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Hunter Taubman Fischer & Li LLC

Hunter Taubman Fischer & Li LLC

www.htflawyers.com | info@htflawyers.com

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